                              COMBINATION AGREEMENT

                                      among

                               AXALTO HOLDING N.V.

                           GEMPLUS INTERNATIONAL S.A.

                                 T3 PARTNERS, LP

                                 TPG GIANT, LLC

                              TPG PARTNERS III, LP

                           ACTON 1. BETEILIGUNGS GMBH

                           ACTON 2. BETEILIGUNGS GMBH

                           ACTON 3. BETEILIGUNGS GMBH

                                 JOHANNA QUANDT

                                       and

                                  STEFAN QUANDT

                                DECEMBER 6, 2005

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I CORPORATE PROCEEDINGS; FILINGS; LABOR MATTERS..................     2

1.1   Corporate Authorizations of Axalto.................................     2
1.2   Corporate Authorizations of Gemplus; Gemplus Board Recommendation..     3
1.3   Executive Chairman of the Board of Directors of Gemalto............     4
1.4   Senior Executive Officers of Gemalto...............................     4
1.5   Required Filings...................................................     4
1.6   Labor Matters......................................................     4

ARTICLE II GEMPLUS DISTRIBUTION; CONTRIBUTION IN KIND....................     4

2.1   Gemplus Distribution...............................................     4
2.2   Contribution in Kind of the Gemplus Shares Held by S1 and S2.......     5
2.3   Consideration for the Contribution in Kind.........................     5
2.4   Regulatory Filings.................................................     6
2.5   Closing of the Contribution in Kind................................     6

ARTICLE III OFFER........................................................     7

3.1   Launching by Gemalto of the French Offer...........................     7
3.2   Launching by Gemalto of the US Offer...............................     7
3.3   Specific Guarantee for Holders of Gemplus Stock Options............     7

ARTICLE IV STRATEGY; INTEGRATION.........................................     8

4.1   Strategy of the Combined Companies.................................     8
4.2   Integration Team...................................................     8

ARTICLE V REPRESENTATIONS OF AXALTO......................................     8

5.1   Organization, Good Standing and Qualification......................     9
5.2   Capital Structure..................................................     9
5.3   Authority Relative to this Combination Agreement...................     9
5.4   Governmental Filings; No Violations................................    10

5.5   Axalto Reports; Financial Statements...............................    10
5.6   Employee Benefits..................................................    11
5.7   Intellectual Property..............................................    11
5.8   Absence of Certain Changes.........................................    12
5.9   Litigation.........................................................    12
5.10  Absence of Undisclosed Liabilities.................................    12
5.11  Compliance with Laws; Permits......................................    13
5.12  Tax Matters........................................................    13
5.13  Dividends..........................................................    14

ARTICLE VI REPRESENTATIONS OF GEMPLUS....................................    14

6.1   Organization, Good Standing and Qualification......................    14
6.2   Capital Structure..................................................    14
6.3   Authority Relative to this Combination Agreement...................    15
6.4   Governmental Filings; No Violations................................    15
6.5   Gemplus Reports; Financial Statements..............................    16
6.6   Employee Benefits..................................................    16
6.7   Intellectual Property..............................................    17
6.8   Absence of Certain Changes.........................................    17
6.9   Litigation.........................................................    17
6.10  Absence of Undisclosed Liabilities.................................    18
6.11  Compliance with Laws; Permits......................................    18
6.12  Tax Matters........................................................    18
6.13  Dividends..........................................................    19

ARTICLE VII REPRESENTATIONS OF S1 AND S2.................................    19

7.1   Representations of S1..............................................    19
7.2   Representations of S2..............................................    19

ARTICLE VIII ADDITIONAL COVENANTS OF AXALTO..............................    20

8.1   Indemnification of Gemplus Directors and Officers..................    20

8.2   Disposition of Shares of Gemalto Held by S1 or S2..................    20

ARTICLE IX ADDITIONAL COVENANTS OF S1 AND S2.............................    21

9.1   Lock-Up Commitment of S1 and S2....................................    21
9.2   Commitment to Vote.................................................    21

ARTICLE X ADDITIONAL COVENANTS OF THE PARTIES............................    21

10.1  Antitrust; Foreign Investment Laws.................................    21
10.2  Conduct of Business; Interim Operations............................    22
10.3  Best Efforts; Cooperation; Consents; Listings......................    23
10.4  Acquisition Proposals; Board Recommendations.......................    24
10.5  Access to Information; Notification of Certain Matters.............    24
10.6  Operations of Gemalto..............................................    25

ARTICLE XI CONDITIONS PRECEDENT..........................................    25

11.1  Conditions Precedent to Certain Obligations of Axalto..............    25
11.2  Conditions Precedent to Certain Obligations of Gemplus.............    26
11.3  Conditions Precedent to Certain Obligations of S1 and S2...........    28

ARTICLE XII TERMINATION..................................................    29

12.1  Termination........................................................    29
12.2  Effect of Termination..............................................    30

ARTICLE XIII DEFINITIONS.................................................    30

13.1  Definitions........................................................    30

ARTICLE XIV MISCELLANEOUS................................................    37

14.1  Press Release......................................................    37
14.2  Costs and Expenses.................................................    37
14.3  Successors and Assigns.............................................    37
14.4  Third Party Beneficiaries..........................................    37
14.5  Entire Agreement...................................................    37
14.6  Severability.......................................................    38
14.7  Amendments and Waivers.............................................    38

14.8  Notices............................................................    38
14.9  Governing Law......................................................    40
14.10 Dispute Resolution.................................................    40

                                    EXHIBITS

Exhibit 1.1(a)          Axalto Board Resolutions

Exhibit 1.1(b)          Axalto Shareholders Meeting Resolutions

Exhibit 1.1(c)          Revised Articles of Association of Gemalto

Exhibit 1.1(d)          Initial Board of Directors of Gemalto

Exhibit 1.2(a)          Gemplus Board Resolutions

Exhibit 1.2(c)(i)       Gemplus Shareholders Meeting Resolutions

Exhibit 1.2(c)(ii)      Restructured Gemplus Board of Directors

Exhibit 1.3             Roles of Executive Chairman and CEO

Exhibit 1.4             Initial Senior Executive Officers of Gemalto

Exhibit 2.2(c)(i)       S1 Transfer Instruction

Exhibit 2.2(c)(ii)      S2 Transfer Instruction

Exhibit 2.3             Contribution Shares

Exhibit 5.5             Axalto Consolidated Statements of Income and of Cash
                        Flows and Balance Sheet Data for the Third Quarter of
                        2005 and Year-to-Date September 30, 2005

Exhibit 11.1(h)((i)     Form of Authorized Representative's Certificate of
                        Gemplus

Exhibit 11.1(h)((ii)    Form of Authorized Representative's Certificate of S1

Exhibit 11.1(h)((iii)   Form of Authorized Representative's Certificate of S2

Exhibit 11.2(h)         Form of Authorized Representative's Certificate of
                        Axalto delivered to Gemplus

Exhibit 11.3(h)         Form of Authorized Representative's Certificate of
                        Axalto delivered to each of S1 and S2

Exhibit 14.1            Form of Joint Press Release

                              COMBINATION AGREEMENT

This Agreement (the "COMBINATION AGREEMENT") is made and entered into as of December 6, 2005 among:

1. Axalto Holding N.V., a naamloze vennootschap organized under the laws of The Netherlands, ("AXALTO"),

2. Gemplus International S.A., a societe anonyme organized under the laws of Luxemburg, ("GEMPLUS"),

3. T3 Partners, LP, TPG Giant, LLC and TPG Partners III, LP, jointly and severally among them ("S1"), and

4. Acton 1. Beteiligungs GmbH, Acton 2. Beteiligungs GmbH, Acton 3. Beteiligungs GmbH, Johanna Quandt and Stefan Quandt, jointly and severally among them ("S2").

(Axalto, Gemplus, S1 and S2 individually hereinafter referred to as a "Party" and collectively hereinafter referred to as the "Parties".)

                                    RECITALS

A. Axalto, whose shares are listed on the French Eurolist of Euronext Paris S.A., operates directly and through its Subsidiaries in the business of selling secure plastic cards and related products and services.

B. Gemplus, whose shares are listed on the French Eurolist of Euronext Paris S.A. and the NASDAQ National Market system through an American depositary shares facility, also operates directly and through its Subsidiaries in the business of selling secure plastic cards and related products and services.

C. S1 owns 159,305,600 shares of outstanding Gemplus Common Stock (the "S1 SHARES"), representing at the date of execution of this Combination Agreement 25.3% of the outstanding share capital and voting rights of Gemplus.

D. S2 owns 115,508,200 shares of outstanding Gemplus Common Stock (the "S2 SHARES", and, together with the S1 Shares, the "CONTRIBUTION SHARES"), representing at the date of execution of this Combination Agreement 18.4% of the outstanding share capital and voting rights of Gemplus.

E. The Boards of Directors of each of Axalto and Gemplus have determined that it is in the best corporate interests of Axalto and Gemplus to effect the combination of their respective businesses as set forth herein in a "merger of equals" (the "COMBINATION"). The Parties, taking into consideration the respective valuations of Gemplus and Axalto, have set for purposes of the Combination an exchange ratio of 25 Gemplus shares for two AXALTO shares (the "EXCHANGE RATIO"), provided that (i) the Exchange Ratio takes into account the distribution of share premium/reserves to be made by Gemplus as set forth in
SECTION 2.1, (ii) Gemplus has received an opinion of Morgan Stanley & Co. Limited, financial advisor to Gemplus, to the effect that, as of the date of this Combination Agreement, the Exchange Ratio is fair to Gemplus and all of its shareholders from a financial point of view and (iii) Axalto has received an opinion of Deutsche Bank AG London Branch, financial advisor to Axalto, to the effect that, as of the date of this

Combination Agreement, the Exchange Ratio is fair to Axalto and all of its shareholders from a financial point of view.

F. Axalto and Gemplus believe that the Combination will enable the combined companies to offer more attractive products and services to customers, additional opportunities to employees and increased resources and revenues for their shareholders, and that, as a result of the Combination, the combined companies will be able to provide a broader range of products and services in the mobile telephony and payment card segments of the secure plastic card market, as well as national ID and healthcare and corporate identification and security cards, which today are niche segments in which secure plastic cards compete with other technologies backed by numerous (and often much larger) competitors. In particular, Axalto and Gemplus intend that the synergies resulting from the Combination will increase the ability of the combined companies and their Affiliates to provide high-quality products and services at competitive prices, to enable them to better serve their customers, including with highly qualified sales and technical personnel, and to invest in research and development and market acceptance of secure plastic cards in such new application segments.

G. As a condition to entering into this Combination Agreement and the transactions contemplated hereby, Axalto has required S1 and S2, as the principal shareholders of Gemplus, and S1 and S2 have agreed, to commit to contribute (subject to the satisfaction of certain conditions precedent as set forth herein) all of their equity interests in Gemplus to Axalto in exchange for Axalto shares at the Exchange Ratio as a condition precedent to the launching of the Offer by Axalto.

H. In furtherance of the Combination, the respective Boards of Directors of Axalto and Gemplus, and the comparable governing bodies of S1 and S2, have approved and adopted this Combination Agreement, and the Parties are entering into this Combination Agreement, for the purpose of setting forth certain binding agreements reached among them and defining the framework for the undertakings to be given and the transactions to be implemented in connection with the completion of the Combination.

           IN CONSIDERATION OF THE FOREGOING, IT IS AGREED AS FOLLOWS:

                                    ARTICLE I
                  CORPORATE PROCEEDINGS; FILINGS; LABOR MATTERS

1.1 Corporate Authorizations of Axalto

     Pursuant to resolutions (a certified copy of which is attached hereto as EXHIBIT 1.1(A)) adopted at a meeting held on the date hereof, the Board of Directors of Axalto shall call, promptly upon, and in no event later than fifteen Business Days following, the execution of this Combination Agreement, a general meeting of the shareholders of Axalto to be held no later than February 28, 2006 (such meeting, including any adjournment or postponement thereof, the "AXALTO SHAREHOLDERS MEETING") in order to approve the resolutions set forth as
EXHIBIT 1.1(B) hereto (the "AXALTO SHAREHOLDERS MEETING RESOLUTIONS") authorizing, inter alia and subject to the satisfaction of each of the conditions precedent set forth in SECTION 11.1, (i) the Combination, (ii) the issuance of additional Axalto shares in connection with the Contribution in Kind and the Offer, (iii) the Offer, (iv) the change, upon the Closing of the Contribution in Kind, of Axalto's name into Gemalto N.V., (v) the revised Articles of Association of Gemalto in substantially the form attached hereto as
EXHIBIT 1.1(C), and (vi) the restructuring of the Axalto Board and the appointment of new members so that the Board of Directors of Gemalto consists, upon and subject to the Contribution in Kind, of eleven Directors (statutaire bestuurders) including the Executive Chairman

(the former Chief Executive Officer of Gemplus) and Chief Executive Officer (the former Chief Executive Officer of Axalto), with the Board initially consisting of the Directors listed on EXHIBIT 1.1(D) and with each of such Directors being initially appointed for the term mentioned opposite his name in EXHIBIT 1.1(D), in order to avoid all such Directors coming up for reelection at the same time.

1.2 Corporate Authorizations of Gemplus; Gemplus Board Recommendation

     (a) Prior to the execution of this Combination Agreement, at a meeting held on December 6, 2005 (the "DECEMBER GEMPLUS BOARD MEETING") the Board of Directors (Conseil d'Administration) of Gemplus, pursuant to resolutions adopted at such meeting (a certified copy of which is attached hereto as EXHIBIT 1.2(a)) has (i) approved the Combination, (ii) approved the terms of the Offer, (iii) expressly stated that the terms of the Offer are in the best interest of Gemplus, its employees, its clients and its shareholders, and (iv) recommended that all holders of Gemplus Common Stock and Gemplus American depository shares tender their shares of Gemplus Common Stock and Gemplus American depository shares to Gemalto pursuant to the Offer (the recommendation in this clause (iv) referred to hereinafter as the "GEMPLUS BOARD RECOMMENDATION"); provided that the recommendation contemplated in clause (iv) above shall be subject only to the Reiteration of the Gemplus Board Recommendation pursuant to SECTION 1.2(b).

     (b) Subject to the provisions of SECTION 10.4, prior to the filing of the French Offer with the Autorite des marches financiers the ("AMF") as contemplated by SECTION 3.1, and before the restructuring of the Board of Directors of Gemplus as contemplated by SECTION 1.2(c), the Board of Directors of Gemplus shall reiterate the Gemplus Board Recommendation without any reservation, subject only to satisfaction of the conditions precedent set forth in SECTION 11.2 (the "REITERATION OF THE GEMPLUS BOARD RECOMMENDATION"), it being understood that the Reiteration of the Gemplus Board Recommendation shall occur upon the reiteration in a writing of the recommendation set forth above in
SECTION 1.2(a) by the Chief Executive Officer of Gemplus (or such other officer or director of Gemplus as may be designated by the Board of Directors of Gemplus) upon receipt of the certificate attached hereto as EXHIBIT 11.2(h), with such certificate duly executed by an authorized representative of Axalto and delivered in accordance with SECTION 11.2(h).

     (c) Pursuant to the resolutions adopted at the December Gemplus Board Meeting, the Board of Gemplus shall call, promptly upon, and in no event later than fifteen Business Days following, the execution of this Combination Agreement, its shareholders to a general meeting to be held as soon as reasonably practicable following the Axalto Shareholders Meeting and in no event later than March 15, 2006 (such meeting, including any adjournment or postponement thereof, the "GEMPLUS SHAREHOLDERS MEETING") in order to approve the resolutions set forth in EXHIBIT 1.2(c)(i) (the "GEMPLUS SHAREHOLDERS MEETING RESOLUTIONS") authorizing, inter alia, the restructuring of the Gemplus Board and the appointment of new members so that the Board of Directors of Gemplus consists, subject to and upon Completion of the Contribution in Kind, of the five Directors listed on EXHIBIT 1.2(c)(ii), such Directors to include the Chief Executive Officer and, as the Chairman of the Board of Directors of Gemplus, the Executive Chairman of Gemalto, as well as two of the current independent Directors of Gemplus and one of the current independent Directors of Axalto, with each of such Directors being initially appointed for the term mentioned opposite his name in EXHIBIT 1.2(c)(ii), in order to avoid all such Directors coming up for reelection at the same time.

1.3 Executive Chairman of the Board of Directors of Gemalto

     Upon Completion of the Contribution in Kind, the Chief Executive Officer of Gemplus, as referred to in SECTION 1.1, shall assume the position and title of Executive Chairman of the Board of Directors of Gemalto, with the commencement date of the assumption of such position and title to be as reflected in the minutes of the initial meeting of the Board of Directors of Gemalto as restructured in accordance with SECTION 1.1 (the "COMMENCEMENT OF EXECUTIVE PERIOD"). The Executive Chairman of the Board of Directors of Gemalto shall have such position and title for a term of eighteen months (the "EXECUTIVE PERIOD") running from the Commencement of Executive Period. The role of the Executive Chairman of Gemalto for the duration of the Executive Period shall be as set forth in EXHIBIT 1.3.

1.4 Senior Executive Officers of Gemalto

     Upon Completion of the Contribution in Kind, the Board of Directors of Gemalto, as restructured pursuant to SECTION 1.1, shall restructure the senior executive officers of Gemalto, to consist, initially, of the executive officers listed on EXHIBIT 1.4.

1.5 Required Filings

     Following the execution of this Combination Agreement, the Parties shall make (a) all filings and notices required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), EC Council Regulation 139/2004 (the "EC ANTITRUST ACT"), and such other filings as may be required by the antitrust or competition laws, rules or regulations of the United States, the European Union, and any other applicable jurisdiction (such laws, rules and regulations, together with the HSR Act and the EC Antitrust Act, are referred to as the "ANTITRUST LAWS") and (b) all filings and notices required to be made with all other competent Governmental Entities.

1.6 Labor Matters

     Each of Axalto and Gemplus shall inform its workers representative councils or other employees representation (comite d'entreprise, etc.), as applicable, as may be required in order to perform the transactions contemplated by this Combination Agreement, such information to be performed as soon as practicable following announcement of the transactions contemplated by this Combination Agreement.

                                   ARTICLE II
                   GEMPLUS DISTRIBUTION; CONTRIBUTION IN KIND

2.1 Gemplus Distribution

     (a) The resolutions adopted at the December Gemplus Board Meeting include a resolution to call for the shareholders of Gemplus to approve, at the Gemplus Shareholders Meeting, inter alia and subject only to the publication of the Avis de Depot published by the AMF pursuant to the filing with the AMF of the French Offer, the pro rata distribution (which Gemplus hereby agrees to make) to all of the Gemplus shareholders concurrent with the Contribution in Kind of an amount of its available share premium/reserves equal to Eur 0.26 per outstanding share of Gemplus Common Stock (the "GEMPLUS DISTRIBUTION").

     (b) The Gemplus Shareholders Meeting Resolutions shall decide to make (and, subject to the provisions of SECTION 2.1(a), Gemplus agrees to make) the Gemplus Distribution notwithstanding any intervening act or event, including the entry by Gemplus into any letter of intent or similar document or any Agreement pursuant to SECTION 10.4.

     (c) At the Gemplus Shareholders Meeting, each of S1 and S2 shall vote all of its shares of Gemplus Common Stock in favor of the Gemplus Distribution.

     (d) The Parties acknowledge and agree that the S1 Shares to be transferred by S1 and the S2 Shares to be transferred by S2 to Axalto, in each case under the terms of the applicable Contribution Agreement, shall be transferred with any and all rights and benefits attached thereto, including all shares issued or property distributed and/or that may be so issued or distributed by Gemplus following the date hereof and to which the S1 Shares and S2 Shares give right, without any effect on the consideration set forth in SECTION 2.3 below; provided, that Axalto shall not be entitled to any portion of the amount of the Gemplus Distribution to be paid with respect to the S1 Shares and S2 Shares.

2.2 Contribution in Kind of the Gemplus Shares Held by S1 and S2

     (a) S1 shall deliver, at the Closing of the Contribution in Kind and subject to the satisfaction of the conditions precedent set forth in SECTION 11.3, the S1 Shares to Axalto (the "S1 CONTRIBUTION") in accordance with SECTION 2.2(c) below and the terms and conditions of the Contribution Agreement entered into between Axalto and S1 (the "S1 CONTRIBUTION AGREEMENT") simultaneously with the execution of this Combination Agreement.

     (b) S2 shall deliver, at the Closing of the Contribution in Kind and subject to the satisfaction of the conditions precedent set forth in SECTION 11.3, the S2 Shares to Axalto (the "S2 CONTRIBUTION") and together with the S1 Contribution, (the "CONTRIBUTION IN KIND") in accordance with SECTION 2.2(C) below and the terms and conditions of the Contribution Agreement entered into between Axalto and S2 (the "S2 CONTRIBUTION AGREEMENT", and, together with the S1 Contribution Agreement, the "CONTRIBUTION AGREEMENTS"), simultaneously with the execution of this Combination Agreement.

     (c) Promptly upon satisfaction of each of the conditions precedent set forth in SECTION 11.3, S1, jointly with Axalto, shall deliver to the Registrar, with a copy to Gemplus, the irrevocable instruction attached hereto as EXHIBIT 2.2(c)(i), duly executed and dated by an authorized representative of each of S1 and Axalto, instructing the Registrar to record the transfer of the S1 Shares to Axalto upon the receipt, within the agreed upon time period set forth therein, from Axalto of a copy of the Avis de Depot (the "AVIS DE DEPOT") published by the AMF pursuant to the filing by Axalto with the AMF of the French Offer (the "S1 TRANSFER INSTRUCTION"), and S2 shall, jointly with Axalto, deliver to the Registrar, with a copy to Gemplus, the irrevocable instruction attached hereto as EXHIBIT 2.2(c)(ii), duly executed and dated by an authorized representative of each of S2 and Axalto, instructing the Registrar to record the transfer of the S2 Shares to Axalto upon the receipt, within the agreed upon time period set forth therein, from Axalto of a copy of the Avis de Depot (the "S2 TRANSFER INSTRUCTION" and, together with the S1 Transfer Instruction, the "TRANSFER INSTRUCTIONS").

     (d) If Axalto shall not have delivered to the Registrar a copy of the Avis de Depot within the time period specified in the Transfer Instructions, such Transfer Instructions shall no longer have any force and effect.

2.3 Consideration for the Contribution in Kind

     In consideration for the Contribution in Kind, upon the registration by the Registrar of the transfer of the S1 Shares and the S2 Shares to Axalto in the Gemplus share register, Axalto shall issue, in accordance with the Contribution Agreements, 21,985,104 newly issued shares of Axalto Common Stock (the "CONSIDERATION SHARES") to S1 and S2, allocated as set forth opposite their respective names in EXHIBIT 2.3, pursuant to the Exchange Ratio.

2.4 Regulatory Filings

     (a) Promptly upon the execution of this Combination Agreement, each of Axalto, Gemplus and S1, as the case may be, with the full cooperation of each of the other Parties, shall file the necessary documentation in connection with the Contribution in Kind and the Offer with the appropriate antitrust authorities, and in particular any required filings with the antitrust authorities referred to in SECTION 1.5.

     (b) As promptly as practicable following the Axalto Shareholders Meeting, Axalto shall file the application for listing form (the "AXALTO APPLICATION FOR LISTING FORM") to request the listing of the Consideration Shares on the Eurolist by Euronext.

2.5 Closing of the Contribution in Kind

     The closing of the Contribution in Kind (the "CLOSING OF THE CONTRIBUTION IN KIND") shall take place at the offices of Loyens & Loeff Law Firm, Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands, or such other location as shall be mutually agreeable to Axalto and Gemplus promptly upon, and in any event no later than three Business Days immediately following, the date on which the Parties receive the last approval, authorization, clearance or exemption from competition authorities exercising jurisdiction under applicable Antitrust Laws, or at such other time and place as Axalto and Gemplus shall agree. At the Closing of the Contribution in Kind, each of the following actions shall occur, subject to the satisfaction of any conditions precedent contained herein and the terms and conditions of the Contribution Agreements, in the following order:

     (a) Axalto shall deliver to Gemplus the certificate required by SECTION 11.2(h);

     (b) Axalto shall deliver to each of S1 and S2 the respective certificates required by SECTION 11.3(h);

     (c) Each of Gemplus, S1 and S2 shall deliver to Axalto the respective certificates required by SECTION 11.1(h);

     (d) S1, jointly with Axalto, shall deliver the S1 Transfer Instruction to the Registrar and S2, jointly with Axalto, shall deliver the S2 Transfer Instruction to the Registrar pursuant to SECTION 2.2(c);

     (e) The Reiteration of the Gemplus Board Recommendation shall occur pursuant to SECTION 1.2(b) (except insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4);

     (f) Axalto shall file the appropriate documents to launch the French Offer pursuant to SECTION 3.1;

     (g) Axalto shall deliver to the Registrar a copy of the Avis de Depot pursuant to SECTION 2.2(c);

     (h) The Gemplus Distribution shall be made pursuant to SECTION 2.1;

     (i) The Registrar shall register the transfer of the Contribution Shares to Axalto pursuant to SECTION 2.2(c);

     (j) Axalto shall deliver to S1 and S2 the Consideration Shares pursuant to
SECTION 2.3;

     (k) The Axalto Board shall be restructured pursuant to SECTION 1.1; and

     (l) The Gemplus Board shall be restructured pursuant to SECTION 1.2(c).

                                   ARTICLE III
                                      OFFER

3.1 Launching by Gemalto of the French Offer

     As promptly as practicable following the satisfaction of the conditions precedent in SECTION 11.1, Gemalto shall file in France a voluntary exchange public tender offer (the "FRENCH OFFER"and, together with the US Offer, to the extent a US Offer is launched, the "OFFER") in compliance with the provisions of
ARTICLE 232-1 et seq. of the Reglement general of the AMF to exchange Axalto shares for all the remaining shares of Gemplus Common Stock or securities granting access to the share capital or voting rights of Gemplus owned by any and all shareholders or securityholders of Gemplus (as well as, during the course of the French Offer, to holders of shares of the Gemplus French Subsidiary not held by Gemplus exchangeable into shares of Gemplus Common Stock), with the exception of such shareholders referred to in SECTION 3.2, to the extent a US Offer is launched by Axalto pursuant to SECTION 3.2. The exchange ratio stipulated in the terms and conditions of the French Offer for the shares of Gemplus Common Stock tendered as part of the French Offer shall be the Exchange Ratio.

3.2 Launching by Gemalto of the US Offer

     To the extent deemed by Axalto to be required under applicable Laws or to be otherwise advisable, and in such case concurrent with or as soon as reasonably practicable after the launching of the French Offer, Gemalto shall launch in the United States an exchange offer (the "US OFFER") in compliance with applicable US Securities Laws and regulations to exchange Axalto shares or American depository shares representing Axalto shares, as the case may be, for the outstanding Gemplus shares tendered by US resident holders or American depositary shares representing Gemplus shares tendered by holders without regard to residency, respectively. The exchange ratio stipulated in the terms and conditions of the US Offer for the Gemplus shares, including such Gemplus underlying American depository shares shall be the Exchange Ratio.

3.3 Specific Guarantee for Holders of Gemplus Stock Options

     (a) For (i) all Gemplus stock options as well as all stock options of the Gemplus French Subsidiary exchangeable into Gemplus stock options or shares which will not have been exercised or, as the case may be, exchanged by the last day of the Offer at the latest, and (ii) all shares in the Gemplus French Subsidiary to be issued upon exercise of such Gemplus French Subsidiary stock options following completion of the Offer, Gemalto will guarantee to such stock option holders the right to exchange their future shares of Gemplus Common Stock for shares of Gemalto Common Stock, on the basis of the Exchange Ratio of the Offer, adjusted to take into account any changes to the share capital of either Gemalto or Gemplus.

     (b) Gemalto will also offer to exchange for all Gemplus stock options and all stock options of the Gemplus French Subsidiary which will not have been exercised or exchanged by the last day of the Offer at the latest, Gemalto stock options as described below, provided that acceptance of such offer does not trigger any adverse tax or labor consequence for Gemplus or Axalto. From and after an exchange of Gemplus stock options and Gemplus French Subsidiary options for Gemalto stock options, (i) each Gemalto stock option received in the exchange may be exercised solely for shares of Gemalto Common Stock, (ii) the number of shares of Gemalto Common Stock subject to each such Gemalto stock option shall be equal to the number of shares of Gemplus Common Stock subject to such Gemplus stock option and Gemplus French Subsidiary option immediately prior to the filings of the Offer divided by the Exchange Ratio presented in the Offer, rounding down to the nearest whole share, (iii) the per share exercise price under each such Gemalto stock option shall be adjusted by multiplying the per share exercise price under such Gemplus stock option and Gemplus French Subsidiary option by the Exchange Ratio and rounding up to the nearest Cent of Euro, and (iv) the term and other provisions of such Gemalto stock option shall be substantially similar to the term and other provisions of the exchanged Gemplus option and Gemplus French Subsidiary option and shall continue in full force and effect and otherwise remain unchanged. Prior to the filing of the Offer and subject to the Completion of the Contribution in Kind, Gemplus shall take all actions necessary (under the plans and/or agreements pursuant to which Gemplus stock options and the Gemplus French Subsidiary stock options are outstanding and otherwise) to effectuate the provisions of this SECTION 3.3(b).

                                   ARTICLE IV
                              STRATEGY; INTEGRATION

4.1 Strategy of the Combined Companies

     Axalto and Gemplus shall, in order to realize the intended synergies of the combined companies, implement a global development strategy as promptly as practicable after the Completion of the Contribution in Kind that will greatly benefit from their respective resources. In that context, Axalto will organize, together with Gemplus, the management of their respective businesses in order to optimize the assets of both entities in the world. Such management shall be conducted under the joint leadership of the Executive Chairman and the Chief Executive Officer.

4.2 Integration Team

     As promptly as practicable after the Completion of the Contribution in Kind, the Gemalto Executive Chairman and Chief Executive Officer shall constitute an Integration Team to oversee the integration of the two companies' operations. The members of such Integration Team shall be selected within the managers of the combined entities to implement the strategy of the combined entities as described in SECTION 4.1 reporting to the Executive Chairman of Gemalto.

                                    ARTICLE V
                            REPRESENTATIONS OF AXALTO

     Except as disclosed in the Axalto Reports or the Axalto Disclosure Letter delivered to each of Gemplus, S1 and S2 separately prior to, or contemporaneously with, the date hereof, Axalto represents to each of Gemplus, S1 and S2 that:

5.1 Organization, Good Standing and Qualification

     Each of Axalto and its Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, in good standing, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to comply with this SECTION 5.1 would not have an Axalto Material Adverse Effect.

5.2 Capital Structure

     The authorized capital stock of Axalto consists of 150,000,000 shares of Axalto Common Stock, of which 40,578,335 shares of Axalto Common Stock were outstanding as of the close of business on November 30, 2005. All of the outstanding shares of Axalto Common Stock have been duly authorized and are validly issued and fully paid, and the Consideration Shares and the shares of Axalto Common Stock to be issued in the Offer, when issued, shall be duly authorized and validly issued and shall rank pari passu with all other shares of Axalto Common Stock. There is no liability on the part of the holders to pay any further amount in respect of any outstanding share of Axalto Common Stock. Each of the outstanding shares of capital stock or other outstanding securities of each of Axalto's Subsidiaries is duly authorized, validly issued and fully paid and there is no liability on the part of the holders to pay any further amount in respect of any outstanding shares of capital stock or other outstanding securities of each of Axalto's Subsidiaries and, except for directors' qualifying shares, and except as provided in the Axalto Reports filed prior to the date hereof, is owned by Axalto or a direct or indirect wholly-owned Subsidiary of Axalto, free and clear of any Encumbrance. Except as set forth above, and except as provided in THE Axalto Reports prior to the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Axalto or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of Axalto or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Axalto does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Axalto on any matter.

5.3 Authority Relative to this Combination Agreement

     (a) Axalto has all requisite corporate power and authority and has taken or, as the case may be, will take all corporate actions necessary in order to execute, deliver and perform its obligations under this Combination Agreement. This Combination Agreement is a legal, valid and binding agreement of Axalto enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) The Board of Directors of Axalto has approved this Combination Agreement, the Combination, the Offer and the other transactions contemplated hereby to which it will be a party and, concurrently with the execution of this Combination Agreement, has resolved to recommend to Axalto's shareholders to approve the Offer.

5.4 Governmental Filings; No Violations.

     (a) Other than the filings, approvals and/or notices required to be made
(i) under the HSR Act, the EC Antitrust Act, and such other filings as may be required by the Antitrust Laws, (ii) under the Exchange Act and the Securities Act (and the rules and regulations adopted by the SEC thereunder), local securities or "blue-sky" laws, takeover, company or securities laws, rules or regulations of the United States (and the several states thereof), France (including the regulations of the AMF and Euronext), the Netherlands, the European Union and any other applicable jurisdiction (all such laws, rules and regulations are referred to as the "SECURITIES LAWS"), (iii) under any stock exchange rules or regulations in the United States and France, the European Union and any other applicable jurisdiction and (iv) under the Foreign Investment Laws, no notices, reports or other filings are required to be made by Axalto with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Axalto from, any Governmental Entity, in connection with the execution of this Combination Agreement by Axalto and the consummation of the Combination, the Offer and the other transactions contemplated by this Combination Agreement to which Axalto will be a party, except those that the failure to make or obtain (y) would not, individually or in the aggregate, have an Axalto Material Adverse Effect or (z) would not prevent, materially delay or materially impair the ability of Axalto to consummate the Combination.

     (b) The execution and performance of this Combination Agreement by Axalto do not, and the consummation by Axalto of the Combination and the other transactions contemplated hereby to which Axalto will be a party will not, (i) constitute or result in (A) a breach or violation of, or a default under, the articles of association or by-laws of Axalto, (B) a breach or violation of, or a default under, the articles of association or by-laws or the comparable governing instruments of any Axalto Subsidiary, (C) a breach or violation of, or a default under, the acceleration of any obligations or the creation of an Encumbrance on or rights in respect of the assets of Axalto or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Axalto or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Axalto or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts to which Axalto or any of its Subsidiaries is a party or (ii) require the consent of any counterparty to any of the Contracts to which Axalto or any of its Subsidiaries is a party, except, in the case of sub-clauses (B), (C) and (D) of clause (i), for any breach, violation, default, acceleration, creation, change or, in the case of clause (C), any consent that in each case would not, individually or in the aggregate, have an Axalto Material Adverse Effect or prevent, materially delay or materially impair the ability of Axalto to consummate the transactions contemplated by this Combination Agreement to which it will be a party.

5.5 Axalto Reports; Financial Statements

     As of the respective dates of the Axalto Reports (or, if amended, as of the date of such amendment), the Axalto Reports were true, complete and correct in all material respects and comply in all material respects with applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the Axalto Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Axalto and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Axalto Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and cash flows, as the case may be, of Axalto and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with the generally accepted accounting principles of IFRS, as applicable, consistently applied during the periods involved, except as may be noted therein. The unaudited consolidated statements of income and of cash flows and consolidated balance sheet for third quarter 2005 and year to date ending September 30, 2005 provided by Axalto to Gemplus and attached hereto as EXHIBIT 5.5 fairly present in all material respects the results of operations, cash flows and retained earnings of Axalto and its Subsidiaries on a consolidated basis for such period (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with the generally accepted accounting principles of IFRS, as applicable, consistently applied during the period, except as may be noted therein. Without prejudice to the representation contained in the preceding sentence, it is understood among the Parties that the consolidated statements of income and cash flows and consolidated balance sheet for third quarter 2005 and year to date ending September 30, 2005 have been prepared by Axalto for its management and that the consolidated revenue statements have been subject to review procedures by Axalto's auditors.

5.6 Employee Benefits

     Promptly following the execution of this Combination Agreement, Axalto shall provide Gemplus with complete employment and benefits information concerning the Chief Executive Officer of Axalto and the top eight members of senior management of Axalto including, in particular, copies of employment contracts and complete compensation and employee benefit information, including information on salary, bonus, stock options, individual pension plans and/or individual retirement bonuses, multi-year bonus plan benefits, severance arrangements, and identification of any consequences including payments or acceleration of stock options resulting from change of control or the Combination. Each Axalto Compensation and Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by Laws applicable to such plan, except where the failure to so comply would not, individually or in the aggregate, have an Axalto Material Adverse Effect. No director or officer or other employee of Axalto or any of its Subsidiaries will become entitled to any (i) payment (whether of severance or otherwise ) or similar benefit or (ii) enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Axalto Compensation and Benefit Plan) solely as a result of the announcement or consummation of any of the transactions contemplated hereby (either alone or in conjunction with another event, including termination of employment).

5.7 Intellectual Property

     Except as would not, individually or in the aggregate, have an Axalto Material Adverse Effect: (i) Axalto and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of their business as currently conducted; (ii) to the Knowledge of the Axalto Executive Officers, the use of any Intellectual Property by Axalto and its Subsidiaries does not infringe upon or otherwise violate the rights of any Person; (iii) the use of any Intellectual Property by Axalto or its Subsidiaries is in accordance with applicable licenses pursuant to which Axalto or any Subsidiary acquired the right to use any Intellectual Property; (iv) to the Knowledge of the Axalto Executive Officers no Person is challenging, infringing upon or otherwise violating any right of Axalto or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Axalto or its Subsidiaries; and (v) to the Knowledge of the Axalto Executive Officers, there is no pending Claim, order or proceeding with respect to any Intellectual Property used by Axalto and its Subsidiaries and no Intellectual Property owned and/or licensed by Axalto or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

5.8 Absence of Certain Changes

     Except as disclosed in the Axalto Reports filed prior to the date hereof and except as contemplated hereby, since the Axalto Audit Date, Axalto and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Axalto and its Subsidiaries or any development of which the Axalto Executive Officers have Knowledge that has had or would have, individually or in the aggregate, an Axalto Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to the assets or property owned, leased or otherwise used by Axalto or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, have an Axalto Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Axalto or its Subsidiaries, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or made by a wholly-owned Subsidiary of Axalto; or (iv) any change by Axalto in accounting principles, practices or methods. Since the Axalto Audit Date, except as provided for herein or as disclosed in the Axalto Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Axalto or any of its Subsidiaries to officers or key employees or any of the Axalto Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice, it being understood that recent or ongoing conversion to IFRS shall not constitute such a change.

5.9 Litigation

     Except as disclosed in the Axalto Reports filed prior to the date of this Combination Agreement, as of the date hereof there is no Claim pending, or to the Knowledge of the Axalto Executive Officers threatened in a formal writing, against Axalto or any Axalto Subsidiary or any of their respective assets or properties before any court, arbitrator or Governmental Entity that, individually or in the aggregate, would have an Axalto Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Axalto that would have, individually or in the aggregate, an Axalto Material Adverse Effect.

5.10 Absence of Undisclosed Liabilities

     Except as disclosed in the Axalto Reports filed prior to the date of this Combination Agreement, as of the date hereof there are no obligations or liabilities, including, in respect of obligations and liabilities disclosed in any Axalto Report, any change in those obligations or liabilities, whether or not required to be disclosed, or any other facts or circumstances of which the Axalto Executive Officers have Knowledge that would result in any Claims against, or obligations or liabilities of, Axalto or any of its Subsidiaries, except for those that would not have an Axalto Material Adverse Effect or prevent or materially delay or materially impair the ability of Axalto to consummate the transactions contemplated by this Combination Agreement to which it will be a party.

5.11 Compliance with Laws; Permits

     Except as set forth in the Axalto Reports filed prior to the date hereof, the businesses of each of Axalto and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except for violations or possible violations that would not, individually or in the aggregate, have an Axalto Material Adverse Effect or prevent or materially delay or materially impair the ability of Axalto to consummate the transactions contemplated by this Combination Agreement to which it will be a party. Except as set forth in the Axalto Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to Axalto or any of its Subsidiaries is pending or, to the Knowledge of the Axalto Executive Officers, threatened in a formal writing, nor has any Governmental Entity indicated to Axalto an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, have an Axalto Material Adverse Effect or prevent or materially delay or materially impair the ability of Axalto to consummate the transactions contemplated by this Combination Agreement to which it will be a party. To the knowledge of the Axalto Executive Officers, no material change is required in Axalto's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not have an Axalto Material Adverse Effect, and, as of the date hereof, Axalto has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Axalto and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have an Axalto Material Adverse Effect or prevent or materially delay or materially impair the ability of Axalto to consummate the transactions contemplated by this Combination Agreement to which it will be a party.

5.12 Tax Matters

     All Tax returns, statements, reports and forms (collectively, the "AXALTO RETURNS") required to be filed with any taxing authority by, or with respect to, Axalto and the Axalto Subsidiaries have been filed in substantial compliance with all applicable Laws. Axalto and the Axalto Subsidiaries have timely paid all Taxes shown as due and payable on the Axalto Returns that have been so filed, and all other Taxes not subject to reporting obligations, and, as of the time of filing, the Axalto Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Axalto and the Axalto Subsidiaries, except as would not, individually or in the aggregate, have an Axalto Material Adverse Effect. Axalto and the Axalto Subsidiaries have made provision for all Taxes payable by them for which no Axalto Return has yet been filed, except as would not, individually or in the aggregate, have an Axalto Material Adverse Effect. The charges, accruals and reserves for Taxes with respect to Axalto and the Axalto Subsidiaries reflected on the Axalto Balance Sheet are adequate under IFRS to cover the tax liabilities accruing through the date thereof. As of the date hereof, there is no Claim pending against or with respect to Axalto or any of the Axalto Subsidiaries in respect of any Tax that would have an Axalto Material Adverse Effect.

5.13 Dividends

     Other than the SAIT Dividend, (i) all dividends or distributions on shares of Axalto Common Stock or shares of capital stock of any Axalto Subsidiary which have been authorized or declared prior to the date of this Combination Agreement have been paid in full and (ii) Axalto is not obligated to authorize or declare any dividend or distribution on shares of Axalto Common Stock or shares of capital stock of any Axalto Subsidiary.

                                   ARTICLE VI
                           REPRESENTATIONS OF GEMPLUS

     Except as disclosed in the Gemplus Reports, or the Gemplus Disclosure Letter delivered to Axalto prior to, or contemporaneously with, the date hereof, Gemplus represents to Axalto that:

6.1 Organization, Good Standing and Qualification

     Each of Gemplus and its Subsidiaries has been duly organized and is validly existing as a corporation, and to the extent relevant under the applicable corporate law, in good standing, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such standing, except where the failure to comply with this SECTION 6.1 would not have a Gemplus Material Adverse Effect.

6.2 Capital Structure

     (a) The authorized capital stock of Gemplus consists of 1,889,466,266 shares of Gemplus Common Stock, of which 628,602,107 shares of Gemplus Common Stock were outstanding as of the close of business on November 30, 2005. All of the outstanding shares of Gemplus Common Stock have been duly authorized and are validly issued and fully paid, and there is no liability on the part of the holders to pay any further amount in respect of any outstanding shares of Gemplus Common Stock. Out of the authorized share capital referred to in the first sentence hereof, the following shares of Gemplus Common Stock were reserved for issuance as of November 30, 2005: (i) up to 20,000,000 shares authorized for issuance in exchange for outstanding shares of the Gemplus French Subsidiary not held by Gemplus, (ii) up to 56,845,700 shares authorized for issuance in exchange for Gemplus French Subsidiary options, (iii) up to 50,000,000 shares authorized for issuance in exchange for options granted to employees or officers of the Gemplus Group, (iv) up to 60,000,000 shares authorized for issuance to senior management, board members and/or executives of Gemplus, including shares issuable upon exercise of options and (v) 30,000,000 shares authorized for issuance in relation to public offering(s) of shares to take place prior to December 5, 2005. Each of the outstanding shares of capital stock or other outstanding securities of each of Gemplus' Subsidiaries is duly authorized, validly issued and fully paid and there is no liability on the part of the holders to pay any further amount in respect of any outstanding shares of capital stock or other outstanding securities of each of Gemplus' Subsidiaries and, except for directors' qualifying shares, and except as provided in the Gemplus Reports filed prior to the date hereof, is owned by Gemplus or a direct or indirect wholly-owned Subsidiary of Gemplus, free and clear of any Encumbrance. Except as set forth above, and except as provided in the Gemplus Reports prior to the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Gemplus or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person or entity a right to subscribe for or acquire, any securities of Gemplus or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Gemplus does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Gemplus on any matter.

     (b) Gemplus has available the share premium/reserves necessary to make the Gemplus Distribution set forth in SECTION 2.1(a).

6.3 Authority Relative to this Combination Agreement

     (a) Gemplus has all requisite corporate power and authority and has taken or, as the case may be, will take all corporate actions necessary in order to execute, deliver and perform its obligations under this Combination Agreement. This Combination Agreement is a legal, valid and binding agreement of Gemplus enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) The Board of Directors of Gemplus has approved this Combination Agreement, the Combination, the Offer and the other transactions contemplated hereby to which Gemplus will be a party and, concurrently with the execution of this Combination Agreement, has resolved to recommend to Gemplus' shareholders to accept the Offer, such recommendation subject only to the Reiteration of the Gemplus Board Recommendation pursuant to SECTION 1.2(b) of this Combination Agreement.

6.4 Governmental Filings; No Violations.

     (a) Other than the filings, approvals and/or notices required to be made
(i) under the Antitrust Laws, (ii) under the Securities Laws, (iii) under any stock exchange rules or regulations in the United States, Luxembourg, France and the European Union and any other applicable jurisdiction and (iv) under the Foreign Investment Laws, no notices, reports or other filings are required to be made by Gemplus with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Gemplus from, any Governmental Entity, in connection with the execution of this Combination Agreement by Gemplus and the consummation of the Combination, the Offer and the other transactions contemplated by this Combination Agreement to which Gemplus will be a party, except those that the failure to make or obtain would not, individually or in the aggregate, have a Gemplus Material Adverse Effect or to prevent, materially delay or materially impair the ability of Gemplus to consummate the Combination.

     (b) The execution and performance of this Combination Agreement by Gemplus do not, and the consummation by Gemplus of the Combination and the other transactions contemplated hereby to which Gemplus will be a party will not, (i) constitute or result in (A) a breach or violation of, or a default under, the articles of association or by-laws of Gemplus, (B) a breach or violation of, or a default under, the articles of association or by-laws or the comparable governing instruments of any Gemplus Subsidiary (C) a breach or violation of, or a default under, the acceleration of any obligations or the creation of an Encumbrance on or rights in respect of the assets of Gemplus or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Gemplus or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Gemplus or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Contracts to which Gemplus or any of its Subsidiaries is a party or (ii) require the consent of any counterparty to any of the Contracts to which Gemplus or any of its Subsidiaries is a party, except, in the case of sub-clauses (B), (C) and (D) of clause (i), for any breach, violation, default, acceleration, creation, change or, in the case of clause (C), any consent that in each case would not, individually or in the aggregate, have a Gemplus Material Adverse Effect or prevent, materially delay or materially impair the ability of Gemplus to consummate the transactions contemplated by this Combination Agreement to which it will be a party.

6.5 Gemplus Reports; Financial Statements

     As of the respective dates of the Gemplus Reports (or, if amended, as of the date of such amendment), the Gemplus Reports were true, complete and correct in all material respects and comply in all material respects with applicable legal requirements. Each of the consolidated balance sheets included in or incorporated by reference into the Gemplus Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Gemplus and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Gemplus Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and cash flows, as the case may be, of Gemplus and its Subsidiaries on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with the generally accepted accounting principles of IFRS, as applicable, consistently applied during the periods involved, except as may be noted therein.

6.6 Employee Benefits

     Promptly following the execution of this Combination Agreement, Gemplus shall provide Axalto with complete employment and benefits information concerning the Chief Executive Officer of Gemplus and the top eight members of senior management of Gemplus including, in particular, copies of employment contracts and complete compensation and employee benefit information, including information on salary, bonus, stock options, individual pension plans and/or individual retirement bonuses, multi-year bonus plan benefits, severance arrangements, and identification of any consequences including payments or acceleration of stock options resulting from change of control or the Combination. Each Gemplus Compensation and Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by Laws applicable to such plan, except where the failure to so comply would not, individually or in the aggregate, have an Gemplus Material Adverse Effect. No director or officer or other employee of Gemplus or any of its Subsidiaries will become entitled to any (i) payment (whether of severance or otherwise ) or similar benefit or (ii) enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Gemplus Compensation and Benefit Plan) solely as a result of the announcement or consummation of any of the transactions contemplated hereby (either alone or in conjunction with another event, including termination of employment). Each Gemplus Compensation and Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by Laws applicable to such plan, except where the failure to so comply would not, individually or in the aggregate, have an Gemplus Material Adverse Effect.

6.7 Intellectual Property

     Except as disclosed in the Gemplus Reports or as would not, individually or in the aggregate, have a Gemplus Material Adverse Effect: (i) Gemplus and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of the Gemplus Executive Officers, the use of any Intellectual Property by Gemplus and its Subsidiaries does not infringe upon or otherwise violate the rights of any Person; (iii) the use of any Intellectual Property by Gemplus and its Subsidiaries is in accordance with applicable licenses pursuant to which Gemplus or any Subsidiary acquired the right to use any Intellectual Property; (iv) to the Knowledge of the Gemplus Executive Officers no Person is challenging, infringing upon or otherwise violating any right of Gemplus or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Gemplus or its Subsidiaries; and (v) to the Knowledge of the Gemplus Executive Officers, there is no pending Claim, order or proceeding with respect to any Intellectual Property used by Gemplus and its Subsidiaries and no Intellectual Property owned and/or licensed by Gemplus or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

6.8 Absence of Certain Changes

     Except as disclosed in the Gemplus Reports filed prior to the date hereof and except as contemplated hereby, since the Gemplus Audit Date, Gemplus and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Gemplus and its Subsidiaries or any development of which the Gemplus Executive Officers have Knowledge that has had or would have, individually or in the aggregate, a Gemplus Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to the assets or property owned, leased or otherwise used by Gemplus or any of its Subsidiaries, whether or not covered by insurance, other than any damage, destruction or other casualty loss that would not, individually or in the aggregate, have a Gemplus Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Gemplus or its Subsidiaries, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or made by a wholly-owned Subsidiary of Gemplus; or (iv) any change by Gemplus in accounting principles, practices or methods. Since the Gemplus Audit Date, except as provided for herein or as disclosed in the Gemplus Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by Gemplus or any of its Subsidiaries to officers or key employees or any of the Gemplus Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice, it being understood that recent or ongoing conversion to IFRS shall not constitute such a change.

6.9 Litigation

     Except as disclosed in the Gemplus Reports filed prior to the date of this Combination Agreement, as of the date hereof, there is no Claim pending, or to the Knowledge of the Gemplus Executive Officers threatened in a formal writing, against Gemplus or any Gemplus Subsidiary or any of their respective assets or properties before any court, arbitrator or Governmental Entity that, individually or in the aggregate, would have a Gemplus Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Gemplus that would have, individually or in the aggregate, a Gemplus Material Adverse Effect.

6.10 Absence of Undisclosed Liabilities

     Except as disclosed in the Gemplus Reports filed prior to the date of this Combination Agreement, as of the date hereof there are no obligations or liabilities, including, in respect of obligations and liabilities disclosed in any Gemplus Report, any change in those obligations or liabilities, whether or not required to be disclosed, or any other facts or circumstances of which the Gemplus Executive Officers have Knowledge that would result in any Claims against, or obligations or liabilities of, Gemplus or any of its Subsidiaries, except for those that would not have a Gemplus Material Adverse Effect or prevent or materially impair the ability of Gemplus to consummate the transactions contemplated by this Combination Agreement to which it will be a party.

6.11 Compliance with Laws; Permits

     Except as set forth in the Gemplus Reports filed prior to the date hereof, the businesses of each of Gemplus and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except for violations or possible violations that would not, individually or in the aggregate, have a Gemplus Material Adverse Effect or prevent or materially delay or materially impair the ability of Gemplus to consummate the transactions contemplated by this Combination Agreement to which it will be a party. Except as set forth in the Gemplus Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to Gemplus or any of its Subsidiaries is pending or, to the Knowledge of the Gemplus Executive Officers, threatened in a formal writing, nor has any Governmental Entity indicated to Gemplus an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, have a Gemplus Material Adverse Effect or prevent or materially delay or materially impair the ability of Gemplus to consummate the transactions contemplated by this Combination Agreement to which it will be a party. To the knowledge of the Gemplus Executive Officers, no material change is required in Gemplus' or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, except those that, individually or in the aggregate, would not have a Gemplus Material Adverse Effect, and, as of the date hereof, Gemplus has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Each of Gemplus and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a Gemplus Material Adverse Effect or prevent or materially delay or materially impair the ability of Gemplus to consummate the transactions contemplated by this Combination Agreement to which it will be a party.

6.12 Tax Matters

     All Tax returns, statements, reports and forms (collectively, the "GEMPLUS RETURNS") required to be filed with any taxing authority by, or with respect to, Gemplus and the Gemplus Subsidiaries have been filed in substantial compliance with all applicable Laws. Gemplus and the Gemplus Subsidiaries have timely paid all Taxes shown as due and payable on the Gemplus Returns that have been so filed, and all other Taxes not subject to reporting obligations, and, as of the time of filing, the Gemplus Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Gemplus and the Gemplus Subsidiaries, except as would not, individually or in the aggregate, have a

Gemplus Material Adverse Effect. Gemplus and the Gemplus Subsidiaries have made provision for all Taxes payable by them for which no Gemplus Return has yet been filed, except as would not, individually or in the aggregate, have a Gemplus Material Adverse Effect. The charges, accruals and reserves for Taxes with respect to Gemplus and the Gemplus Subsidiaries reflected on the Gemplus Balance Sheet are adequate under IFRS to cover the tax liabilities accruing through the date thereof. As of the date hereof, there is no Claim pending against or with respect to Gemplus or any of the Gemplus Subsidiaries in respect of any Tax that would have a Gemplus Material Adverse Effect.

6.13 Dividends

     (i) All dividends or distributions on shares of Gemplus Common Stock or shares of capital stock of any Gemplus Subsidiary which have been authorized or declared prior to the date of this Combination Agreement have been paid in full, and (ii) Gemplus is not obligated to authorize or declare any dividend or distribution on shares of Gemplus Common Stock or shares of capital stock of any Gemplus Subsidiary.

                                   ARTICLE VII
                          REPRESENTATIONS OF S1 AND S2

7.1 Representations of S1

     (a) Corporate Existence and Power. (i) TPG Giant, LLC is a limited liability company duly organized and validly existing under the laws of the State of Delaware, USA; (ii) T3 Partners, L.P. is a limited partnership duly organized and validly existing under the laws of the State of Delaware, USA; and
(iii) TPG Partners III, L.P. is a limited partnership duly organized and validly existing under the laws of the State of Delaware, USA.

     (b) Authorization. The execution and performance by S1 of this Combination Agreement and the S1 Contribution Agreement and the consummation by S1 of the transactions contemplated hereby and thereby are within the corporate powers of S1 and have been duly authorized by all necessary corporate action. This Combination Agreement constitutes a valid and binding agreement of S1, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity. S1 has taken or, as the case may be, will take any and all corporate actions or measures to perform its obligations under this Combination Agreement.

     (c) Title to the S1 Shares. S1 has valid title to the S1 Shares as set forth in Paragraph C of the Recitals, free and clear of all Encumbrances, it being understood that S1 does not hold, directly or indirectly, any shares of Gemplus Common Stock other than the S1 Shares. S1 owns no other securities of Gemplus or Gemplus Subsidiaries.

7.2 Representations of S2

     (a) Corporate Existence and Power. S2 includes companies duly organized and validly existing under the laws of Germany.

     (b) Authorization. The execution and performance by S2 of this Combination Agreement and the S2 Contribution Agreement and the consummation by S2 of the transactions contemplated hereby and thereby are within the corporate powers of S2 and have been duly authorized by all necessary corporate action. This Combination Agreement constitutes a valid and binding agreement of S2, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity. S2 has taken or, as the case may be, will take any and all corporate actions or measures to perform its obligations under this Combination Agreement.

     (c) Title to the S2 Shares. S2 has valid title to all S2 Shares as set forth in Paragraphs D of the Recitals, free and clear of all Encumbrances, it being understood that S2 does not hold, directly or indirectly, any shares of Gemplus Common Stock other than the S2 Shares. S2 owns no other securities of Gemplus or Gemplus' Subsidiaries.

                                  ARTICLE VIII
                         ADDITIONAL COVENANTS OF AXALTO

8.1 Indemnification of Gemplus Directors and Officers

     From the date of Completion of the Contribution in Kind, and to the extent permissible under applicable Law, Gemalto:

     (a) shall cause Gemplus to indemnify and hold harmless each Person who, on or prior to the Completion of the Offer, was a director or officer of Gemplus or any of its Subsidiaries with respect to all acts or omissions by such Person in his or her capacity as such;

     (b) shall, and shall cause Gemplus to, maintain Gemplus' current directors' and officers' insurance and indemnification policies and related arrangements, or substantially equivalent policies and related arrangements, subject in either case to terms and conditions substantially as advantageous to the present and former directors and officers of Gemplus and any of its Subsidiaries as those contained in the policies and arrangements in effect on the date hereof and disclosed to Axalto, for all present and former directors and officers of Gemplus and any of its Subsidiaries covering Claims made and insurable events with respect to matters arising or omissions occurring before, on, or existing at, the Completion of the Offer, it being understood that the foregoing obligations shall be assumed by Axalto in the event that Gemplus is unable to assume such obligations; and

     (c) shall cause Gemplus to fulfill and honor in all respects the obligations of Gemplus pursuant to any indemnification agreements between Gemplus and any director or officer of Gemplus, or any person who has served as a director or officer of Gemplus at any time prior to the completion of the Offer.

8.2 Disposition of Shares of Gemalto Held by S1 or S2

     (a) Following expiration of the Lock-Up Period and subject to SECTION 8.2(b), Gemalto shall, upon request by S1 and/or S2 (as the case may be), and subject to restrictions imposed by Law and as set forth in the Contribution Agreements, undertake commercially reasonable efforts to support, facilitate and promote the sale of:

          (i) any and all shares of Gemalto held by S1, and S1 shall indemnify Gemalto against any out of pocket costs and expenses incurred by Gemalto as a result of its efforts to support, facilitate and promote the sale of such shares of Gemalto held by S1; and

          (ii) any and all shares of Gemalto held by S2, and S2 shall indemnify Gemalto against any out of pocket costs and expenses incurred by Gemalto as a result of its efforts to support, facilitate and promote the sale of such shares of Gemalto held by S2;

provided, however, that Gemalto shall not be required under this SECTION 8.2 to make any registration or related filing regarding the sale of such shares under the Securities Laws of the United States or any jurisdiction thereof.

     (b) If, following expiration of the Lock-Up Period the shares of Gemalto held by S1 and/or S2 are to be sold in connection with an Gemalto Offering, any out of pocket costs and expenses incurred by Gemalto in connection with such Gemalto Offering shall be for Gemalto' own account and the indemnities set forth in SECTION 8.2(a) shall not apply.

                                   ARTICLE IX
                        ADDITIONAL COVENANTS OF S1 AND S2

9.1 Lock-Up Commitment of S1 and S2

     (a) Each of S1 and S2 expressly agrees and commits that it will not dispose, transfer, or otherwise commit to dispose or transfer, directly or indirectly, any of those shares of Gemalto Common Stock received in connection with the Contribution in Kind for a period expiring on the ninetieth calendar day following Completion of the Contribution in Kind (the "LOCK-UP PERIOD").

     (b) Following expiration of the Lock-Up Period, the Parties acknowledge and agree that each of S1 and S2 shall have the right to dispose, at any time, any or all of the shares of Gemalto Common Stock received in connection with the Contribution in Kind, subject to restrictions imposed by Law, and as set forth in the Contribution Agreements.

     (c) Should S1 or S2 elect to dispose of any or all of its shares of Gemalto Common Stock, S1 or S2, as the case may be, shall inform Axalto in advance of its intention to sell such shares of Gemalto Common Stock, it being understood that Axalto shall keep such information strictly confidential.

9.2 Commitment to Vote

     At the Gemplus Shareholders Meeting, each of S1 and S2 shall vote all of the S1 and the S2 Shares, respectively, in favor of the Gemplus Shareholders Meeting Resolutions.

                                    ARTICLE X
                       ADDITIONAL COVENANTS OF THE PARTIES

10.1 Antitrust; Foreign Investment Laws

     In the event that a Governmental Entity raises objections to the Combination under any Antitrust Law or any Foreign Investment Law, the Parties undertake to use their respective Best Efforts to agree on appropriate measures to overcome these objections, it being understood that any such agreed upon measure shall take effect only upon the Completion of the Contribution in Kind.

10.2 Conduct of Business; Interim Operations

     Except as expressly contemplated by this Combination Agreement, the Parties acknowledge and agree that Axalto and Gemplus shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to conduct their respective businesses and operations in all material respects in the ordinary and usual course of business consistent with their past practice, it being understood that, from the date of execution of this Combination Agreement until the date of Completion of the Contribution in Kind, neither Axalto nor Gemplus shall, nor shall either permit any of its Subsidiaries to (without the prior consent of the other Party, with such consent not being unreasonably withheld or delayed):

     (a) amend its articles of association, by-laws or other comparable governing instruments, other than in relation to one or both of the following:
(i) the issuance of shares upon exercise of outstanding Gemplus stock options or the contribution of shares of the Gemplus French Subsidiary or (ii) the renewal by Gemplus for a period of five years of the authorizations to issue shares in accordance with the current authorized share capital as set out in Article 5.2 of the articles of association of Gemplus;

     (b) (i) issue, split, combine or reclassify any shares or capital stock (or rights to acquire shares of capital stock), except pursuant to obligations in effect on the date hereof or pursuant to existing employee stock option or stock purchase plans or the contribution of shares of the Gemplus French Subsidiary to Gemplus in amounts and to the extent consistent with past practice or (ii) amend in any material respect any material term of any outstanding security;

     (c) repurchase, redeem or otherwise acquire any shares or capital stock or permit its Subsidiaries (other than wholly-owned subsidiaries) to repurchase, redeem or otherwise acquire any shares or capital stock (or rights to acquire shares or capital stock), except that each of Axalto and Gemplus may repurchase, redeem or acquire shares in it in connection with its employee stock plans in amounts and to the extent consistent with past practice;

     (d) make any declaration, set aside a payment of, or pay any dividend or other distribution in respect of its capital stock or the capital stock of its Subsidiaries except (i) dividends by a wholly-owned Subsidiary of either Axalto or Gemplus to another wholly-owned Subsidiary of such Party; and (ii) the SAIT Dividend;

     (e) make or commit to make any capital expenditures by the Axalto Group or the Gemplus Group, as the case may be, exceeding an aggregate amount of Eur 50 million, except for costs incurred by Axalto in connection with the move of its Paris office premises to Meudon, France;

     (f) acquire in one transaction or series of related transactions any assets (including any equity interests) having a fair market value in excess of Eur 100 million or all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of Eur 100 million or sell, lease, encumber or otherwise dispose of any assets having a net book value in excess of Eur 100 million, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of its business or (iii) assets related to discontinued operations;

     (g) (i) except in the ordinary course of business consistent with past practice or as required by Law or an existing Agreement, materially increase the amount of compensation (including stock options) of any director or executive officer or make any material increase in or material commitment to increase any employee benefits, (ii) except as required by Law, an Agreement existing on the date hereof or a severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee or (iii) adopt any additional employee benefit plan, amend in any material respect any employee benefit plan (except as may be required by Law), or, except in the ordinary course of business, make any contribution to any such existing plan; or

     (h) change the Party's methods of accounting in effect at September 30, 2005, except as required by changes in IFRS, as concurred with by its independent public accountants.

10.3 Best Efforts; Cooperation; Consents; Listings

     (a) Except as otherwise required by Law and subject to the provisions of
SECTION 10.4, each of the Parties shall cooperate and use its Best Efforts to take, or cause to be taken, or make, or cause to be made, all things necessary, proper or advisable, including all filings necessary, proper or advisable under applicable Laws and regulations to complete and make effective, in the most expeditious manner practicable and in compliance with applicable Laws, the Combination (by way of the transactions contemplated by this Combination Agreement, including but not limited to cooperation in the preparation and filing of the necessary documentation relating to the Contribution in Kind and the Offer with the appropriate Governmental Entities).

     (b) Gemplus and Axalto shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated hereby and (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers, including consents, letter and reports of auditors, opinions and disclosure letters of outside legal counsel and customary affiliate letters.

     (c) Each of the Parties shall promptly inform the other Parties of any material communication from a Governmental Entity regarding the Combination. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, such Party shall endeavor in good faith to make, as soon as reasonably practicable and jointly (if appropriate) or after consultation, with the other Parties, an appropriate response to such request.

     (d) Axalto shall undertake its Best Efforts to cause the Consideration Shares to be approved for listing on Eurolist by Euronext.

     (e) If Gemalto elects to register shares of Gemalto Common Stock pursuant to a US Offer under the Securities Act, and so registers such shares, Gemalto shall undertake, to the extent practicable, its Best Efforts to cause such shares to be approved for listing in the form of shares or American depository shares on the New York Stock Exchange, the Nasdaq Stock Market or any other National Securities Exchange, as defined in the Exchange Act, upon the closing of such US Offer.

10.4 Acquisition Proposals; Board Recommendations

     (a) From the date of this Combination Agreement through the completion of the Combination, none of the Parties shall, directly or indirectly, nor shall any of the Parties authorize or permit any of their Affiliates, employees, agents or representatives, directly or indirectly, to, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding, constituting or that may lead to an Acquisition Proposal, or its announcement, or take any action that could reasonably be expected to lead to an Acquisition Proposal,
(ii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or (iii) enter into any letter of intent or similar document or any Agreement contemplating or otherwise relating to any Acquisition Proposal, except that (A) either of Gemplus or Axalto may provide information in response to an Acquisition Proposal (after having entered into a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement, with such confidentiality agreement not preventing any such Party from complying with its obligations under this Combination Agreement) and (B) either of Gemplus, pursuant to a resolution approved by members of the Gemplus Board of Directors other than directors affiliated with S1 or S2, or Axalto may undertake the actions set forth in Clauses (ii) and (iii) of this SECTION 10.4(a) to the extent (y) the relevant Party has received written advice of outside legal counsel that such action could be required in order for the Board of Directors of such Party to comply with its fiduciary obligations under applicable Laws (including the Law of the Party's country of incorporation) and (z) the Board of Directors of such Party determines that such Acquisition Proposal constitutes a Superior Offer.

     (b) Each of the Parties shall promptly advise the other Parties in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of Axalto, the Axalto Subsidiaries, Gemplus or the Gemplus Subsidiaries or their respective securities, including the S1 Shares and the S2 Shares (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during or prior to Completion of the Contribution in Kind. Each of the Parties shall keep the other Parties fully informed in writing on a prompt basis with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. Each of the Parties shall simultaneously provide to the other Parties any non-public information concerning such Party (or any other Party) provided to any Person in connection with any Acquisition Proposal which was not previously provided to such other Parties.

10.5 Access to Information; Notification of Certain Matters

     From the date of the execution of this Combination Agreement until the date of Completion of the Contribution in Kind, and subject to applicable Law, Gemplus and Axalto shall each provide copies of books and records, financial and operating data and other information of such Party to employees, directors or other persons acting as representatives of the other Party, including advisors (hereinafter, collectively, the "REPRESENTATIVES"), who need to have access to such documents and information for the purpose of continuing the Parties' due diligence investigation and confirming the continued accuracy of their representations and warranties; provided, that it is understood that the exchange of such documents and information shall be subject to the provisions of the Confidentiality Agreement and of the Side Letter Confidentiality Agreement; and provided further, that competitively sensitive information of either Party shall be disclosed only to Representatives who need to have access thereto for the purpose of obtaining approvals, authorizations, clearances or exemptions under applicable Antitrust Laws.

10.6 Operations of Gemalto

     It is the intent of the Parties:

     (a) to regroup the Geneva staff of Gemplus with the Axalto staff in the Paris area, subject to prior receipt by the Parties of confirmation from any competent Governmental Entities that such regrouping will not result in material adverse Tax consequences for Gemalto.

     (b) to maintain key elements of research and development activity and a major operational center of the combined entities in the south of France.

     (c) until completion of the Combination, to maintain Axalto and Gemplus as two different legal entities, with their registered offices in Amsterdam and Luxembourg, respectively, allowing the companies to preserve their historic presences there.

                                   ARTICLE XI
                              CONDITIONS PRECEDENT

11.1 Conditions Precedent to Certain Obligations of Axalto

     The obligations of Axalto to file the Offer and issue and deliver the Consideration Shares to S1 and S2 shall be subject to the satisfaction of each of the following conditions precedent, and failure to satisfy any such condition shall excuse and discharge all obligations of Axalto to proceed with filing of the Offer and the issuance and delivery of the Consideration Shares to S1 and S2 as contemplated by this Combination Agreement, unless such failure is agreed to in writing by Axalto:

     (a) Other than such approvals, authorizations, clearance or exemptions that may be required under the Securities Laws for the Offer only, the transactions contemplated by this Combination Agreement shall have been approved, authorized, cleared or exempted by the European Commission and the relevant Governmental Entities, including, in particular, all competition authorities exercising jurisdiction under applicable Antitrust Laws and all Governmental Entities exercising jurisdiction under applicable Foreign Investment Laws, except approvals, authorizations, clearances or exemptions which (i) if not obtained, would not have a Gemalto Material Adverse Effect or (ii) are not required to be obtained prior to the Contribution in Kind as a matter of applicable Law.

     (b) The approval by the shareholders of Axalto at the Axalto Shareholders Meeting of the Axalto Shareholders Meeting Resolutions;

     (c) The approval, by the shareholders of Gemplus at the Gemplus Shareholders Meeting of the Gemplus Shareholders Meeting Resolutions;

     (d) The representations made by Gemplus, S1 and S2 in this Combination Agreement shall be true, accurate and complete in all material respects when made and on and as of the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, on and as of the date of the Closing of the Contribution in Kind) as though such representations were made on and as of such date, (except for any representations made as of a specified date, which shall be true, accurate and complete as of the specified date), except where the failure of such representations to be true, accurate and complete does not have and would not reasonably be expected to have, individually or in the aggregate, a Gemplus Material Adverse Effect;

     (e) Gemplus shall have performed and complied in all material respects with its obligations pursuant to SECTION 10.2 required by this Combination Agreement to be performed or complied with by Gemplus up through the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, up through the date of the Closing of the Contribution in Kind);

     (f) No Claim, including any action by or before any Governmental Entity, shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to materially restrain, prohibit or invalidate the transactions contemplated by this Combination Agreement, other than an action or proceeding instituted or threatened by Axalto;

     (g) Gemplus shall have received all consents, authorizations and approvals of Persons required to be obtained by Gemplus, other than those that may be required under the Securities Laws for the Offer only, in order to consummate the transactions contemplated by this Combination Agreement and such consents, authorizations and approvals shall be in full force and effect on the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, on the date of the Closing of the Contribution in Kind), except where the failure to obtain such consents, authorizations and approvals shall not have, individually or in the aggregate, a Gemalto Material Adverse Effect;

     (h) Each of Gemplus, S1 and S2 shall have delivered to Axalto a certificate in the form attached hereto as EXHIBIT 11.1(h)(i), EXHIBIT 11.1(h)(ii) or
EXHIBIT 11.1(h)(iii), respectively, dated as of the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, as of the date of the Closing of the Contribution in Kind) and executed by an authorized representative of each of Gemplus, S1 and S2, certifying to the fulfillment of the conditions set forth in SECTION 11.1(c) (with respect to Gemplus only), SECTION 11.1(d) (with respect to each of Gemplus, S1 and S2), SECTION 11.1(e) (with respect to Gemplus only) and SECTION 11.1(g) (with respect to Gemplus only);

     (i) Since the date of execution of this Combination Agreement, there shall not have been any event, occurrence, development of state of circumstances, which, individually or in the aggregate, has had or would give rise to a Material Adverse Change as to Gemplus; and

     (j) S1, jointly with Axalto, shall have delivered the S1 Transfer Instruction to the Registrar and S2, jointly with Axalto shall have delivered the S2 Transfer Instruction to the Registrar as contemplated by SECTION 2.2.

11.2 Conditions Precedent to Certain Obligations of Gemplus

     The obligation of Gemplus to make the Reiteration of the Gemplus Board Recommendation shall be subject to the satisfaction of each of the following conditions precedent, and failure to satisfy any such condition shall excuse and discharge the obligation of Gemplus to make the Reiteration of the Gemplus Board Recommendation, unless such failure is agreed to in writing by Gemplus (it being understood that, in the case of the condition precedent set forth in SECTION 11.2(c), if either S1 or S2 has not voted all of its shares in favor of the Gemplus Shareholders Meeting Resolutions at the Gemplus Shareholders Meeting, or, with respect to the condition precedent set forth in
SECTION 11.2(h), only the members of the Gemplus Board of Directors other than S1 and S2 shall determine whether such condition precedent has been satisfied):

     (a) Other than such approvals, authorizations, clearance or exemptions that may be required under the Securities Laws for the Offer only, the transactions contemplated by this Combination Agreement shall have been approved, authorized, cleared or exempted by the relevant Governmental Entities, including, in particular, all competition authorities exercising jurisdiction under applicable Antitrust Laws and all Governmental Entities exercising jurisdiction under applicable Foreign Investment Laws, except approvals, authorizations, clearances or exemptions which (i) if not obtained, would not have a Gemalto Material Adverse Effect or (ii) are not required to be obtained prior to the Contribution in Kind as a matter of applicable Law;

     (b) The approval by the shareholders of Axalto at the Axalto Shareholders Meeting of the Axalto Shareholders Meeting Resolutions;

     (c) The approval by the shareholders of Gemplus at the Gemplus Shareholders Meeting of the Gemplus Shareholders Meeting Resolutions;

     (d) The representations made by Axalto in this Combination Agreement shall be true, accurate and complete when made and on and as of the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, on and as of the date of the Closing of the Contribution in Kind) as though such representations were made on and as of such date, except where the failure of such representations to be true, accurate and complete does not have and would not reasonably be expected to have, individually or in the aggregate, an Axalto Material Adverse Effect;

     (e) Axalto shall have performed and complied in all material respects with its obligations pursuant to SECTION 10.2 required by this Combination Agreement to be performed or complied with by Axalto up through the date of Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, up through the date of the Closing of the Contribution in Kind);

     (f) No Claim, including any action by or before any Governmental Entity shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to materially restrain, prohibit or invalidate the transactions contemplated by this Combination Agreement, other than an action or proceeding instituted or threatened by Axalto;

     (g) Axalto shall have received all consents, authorizations and approvals of Persons required to be obtained by Axalto, other than those that may be required under the Securities Laws for the Offer only, in order to consummate the transactions contemplated by this Combination Agreement and such consents, authorizations and approvals shall be in full force and effect on the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, on the date of the Closing of the Contribution in Kind), except where the failure to obtain such consents, authorizations and approvals shall not have, individually or in the aggregate, a Gemalto Material Adverse Effect;

     (h) Axalto shall have delivered to Gemplus a certificate in the form attached hereto as EXHIBIT 11.2(h), dated as of the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, as of the date of the Closing of the Contribution in Kind) and executed by an authorized representative of the Axalto, certifying to the fulfillment of the conditions set forth in SECTIONS 11.2(b), 11.2(d), 11.2(e) and 11.2(g); and

     (i) Since the date of execution of this Combination Agreement, there shall not have been any event, occurrence, development of state of circumstances, which, individually or in the aggregate, has had or would give rise to a Material Adverse Change as to Axalto.

11.3 Conditions Precedent to Certain Obligations of S1 and S2

     The obligations of each of S1 and S2 to deliver the S1 Transfer Instruction and the S2 Transfer Instruction to the Registrar shall be subject to the satisfaction of each of the following conditions precedent, and failure to satisfy any such condition shall excuse and discharge all obligations of S1 and S2 to proceed with the delivery of the S1 Transfer Instruction and the S2 Transfer Instruction to the Registrar, unless such failure is agreed to in writing by S1 and S2 or, in the case of the condition precedent set forth in
SECTION 11.3(c), if either S1 or S2 has not voted all of its shares in favor of the Gemplus Shareholders Meeting Resolutions at the Gemplus Shareholders
Meeting:

     (a) Other than such approvals, authorizations, clearance or exemptions that may be required under the Securities Laws for the Offer only, the transactions contemplated by this Combination Agreement shall have been approved, authorized, cleared or exempted by the European Commission and the relevant Governmental Entities, including, in particular, all competition authorities exercising jurisdiction under applicable Antitrust Laws and all Governmental Entities exercising jurisdiction under applicable Foreign Investment Laws, except approvals, authorizations, clearances or exemptions which (i) if not obtained, would not have a Gemalto Material Adverse Effect or (ii) are not required to be obtained prior to the Contribution in Kind as a matter of applicable Law.

     (b) The approval by the shareholders of Axalto at the Axalto Shareholders Meeting of the Axalto Shareholders Meeting Resolutions;

     (c) The approval, by the shareholders of Gemplus at the Gemplus Shareholders Meeting of the Gemplus Shareholders Meeting Resolutions;

     (d) The representations made by Axalto in this Combination Agreement shall be true, accurate and complete when made and on and as of the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, on and as of the date of the Closing of the Contribution in Kind) as though such representations were made on and as of such date, except where the failure of such representations to be true, accurate and complete does not have and would not reasonably be expected to have, individually or in the aggregate, an Axalto Material Adverse Effect;

     (e) Axalto shall have performed and complied in all material respects with its obligations pursuant to SECTION 10.2 required by this Combination Agreement to be performed or complied with by Axalto up through the date of Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, up through the date of the Closing of the Contribution in Kind);

     (f) No Claim, including any action by or before any Governmental Entity, shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to materially restrain, prohibit or invalidate the transactions contemplated by this Combination Agreement, other than an action or proceeding instituted or threatened by S1 or S2;

     (g) Axalto shall have received all consents, authorizations and approvals of Persons required to be obtained by Axalto in order to consummate the transactions contemplated by this Combination Agreement and such consents, authorizations and approvals shall be in full force and effect on the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, on the date of the Closing of the Contribution in Kind), except where the failure to obtain such consents, authorizations and approvals shall not have, individually or in the aggregate, a Gemalto Material Adverse Effect;

     (h) Axalto shall have delivered to each of S1 and S2 a certificate in the form attached hereto as EXHIBIT 11.3(h), dated as of the date of the Reiteration of the Gemplus Board Recommendation (or, insofar as the Reiteration of the Gemplus Board Recommendation does not occur as a result of Gemplus' having entered into a binding Agreement pursuant to SECTION 10.4, as of the date of the Closing of the Contribution in Kind) and executed by an authorized representative of Axalto, certifying to the fulfillment of the conditions set forth in SECTIONS 11.3(b), 11.3(d), 11.3(e) and 11.3(g);

     (i) The Gemplus Distribution shall have been made and received by each of S1 and S2;

     (j) The Reiteration of the Gemplus Board Recommendation, except insofar as the lack thereof is the consequence of Gemplus' having entered into a letter of intent or similar document or any Agreement pursuant to an Acquisition Proposal in accordance with SECTION 10.4(a); and

     (k) Since the date of execution of this Combination Agreement, there shall not have been any event, occurrence, development or state of circumstances, which, individually or in the aggregate, has had or would give rise to a Material Adverse Change as to Axalto.

                                   ARTICLE XII
                                   TERMINATION

12.1 Termination

     This Combination Agreement may be terminated at any time prior to the Contribution in Kind under any one or more of the following circumstances:

     (a) by the written mutual consent of the Parties;

     (b) by either Gemplus, if Gemplus, in connection with such termination, enters into a binding Agreement with a third party pursuant to an Acquisition Proposal that is a Superior Offer, or Axalto, if Axalto, in connection with such termination, enters into a binding Agreement with a third party pursuant to an Acquisition Proposal that is a Superior Offer;

     (c) by any relevant Party, by written notice of termination to the other Parties, if the conditions precedent in ARTICLE XI have not been satisfied by October 31, 2006 or such other date that shall be agreed upon in writing among the Parties, provided that this right of termination shall be available only to the Party or Parties entitled to rely upon such conditions precedent and shall not be available to any Party whose failure to fulfill any obligation under this Combination Agreement has been the cause of, or resulted in, the failure of any of such conditions precedent to have been satisfied by such date;

     (d) by Axalto, if any of Gemplus, S1 or S2 shall have breached, or failed to comply with, any of its or their obligations under this Combination Agreement or any representation made by such other Party shall have been incorrect when made or shall have since ceased to be true and correct, provided in any case that with respect to any breach, failure or misrepresentation that is capable of cure, such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof; or

     (e) by any of Gemplus, S1 or S2, if Axalto shall have breached, or failed to comply with, any of its obligations under this Combination Agreement or any representation made by Axalto shall have been incorrect when made or shall have since ceased to be true and correct, provided in any case that with respect to any breach, failure or misrepresentation that is capable of cure, such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof.

12.2 Effect of Termination

     (a) In the event this Combination Agreement is terminated as provided in this ARTICLE XII, this Combination Agreement shall forthwith become wholly void and of no effect with no liability on the part of any Party, except that termination of this Combination Agreement shall be without prejudice to any rights any Party may have hereunder against any other Party for a breach of this Combination Agreement. The provisions of this SECTION 12.2 and SECTION 10.5 and
ARTICLE XIV shall survive the termination thereof.

     (b) The Parties agree that, in the event Gemplus enters into a binding Agreement pursuant to SECTION 10.4 and terminates this Combination Agreement pursuant to SECTION 12.1(b), the Parties shall not be relieved from the terms and conditions of this Combination Agreement other than SECTION 1.2(b).

                                  ARTICLE XIII
                                   DEFINITIONS

13.1 Definitions

     As used herein, the following terms have the following meanings:

     "Acquisition Proposal" means any offer or proposal for, or indication of interest in, (i) in the case of Axalto and Gemplus respectively, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or exchange offer or other similar transaction involving, or any purchase of, fifty percent (50%) or more of the outstanding share capital of such Party or any Subsidiary of such Party or the assets of such Party and its Subsidiaries, taken as a whole, and
(ii) in the case of S1 and S2, any of the S1 Shares or S2 Shares, respectively.

     "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term

"control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means any concurrence of understanding and intention between two or more Persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether oral or in recorded form and whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including without limitation contracts, leases, promissory notes, easements, rights of way, covenants, commitments, arrangements and understandings, including those related to the settlement of disputes or Claims.

     "AMF" shall have the meaning set forth in SECTION 1.2(b).

     "Antitrust Laws" shall have the meaning set forth in SECTION 1.5.

     "Avis de Depot" shall have the meaning set forth in SECTION 2.1(a).

     "Axalto" shall have the meaning set forth in the PREAMBLE.

     "Axalto Application for Listing Form" shall have the meaning set forth in
SECTION 2.4(b).

     "Axalto Audit Date" means December 31, 2004.

     "Axalto Balance Sheet" means Axalto's consolidated balance sheet as of December 31, 2004.

     "Axalto Common Stock" means the common stock of Axalto, par value Eur 1.

     "Axalto Compensation and Benefit Plan" means (i) any employee welfare benefit and employee pension benefit plan (including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements and severance pay plans,) (ii) any employment contracts, severance agreements or pay plans, retention incentive agreements and noncompetition agreements, (it being understood that (ii) shall apply only to contracts, agreements or pay plans with
(A) Axalto's Chief Executive Officer, (B) Axalto's Chief Operating Officer and
(C) each of the members of Axalto's senior management team in a direct reporting relationship with Axalto's Chief Executive Officer) and (iii) other similar plans, agreements and arrangements that are currently in effect as of the date of this Combination Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of Axalto or any of its Subsidiaries, or with respect to which Axalto or any of its Subsidiaries may have any material liability.

     "Axalto Executive Officers" means its Chief Executive Officer; Chief Financial Officer; General Counsel and Company Secretary; and Director of Strategic Development and the Terminals Division and their successors.

     "Axalto Group" means Axalto and its Subsidiaries.

     "Axalto Material Adverse Effect" means a Material Adverse Effect in respect of Axalto.

     "Axalto Reports" means each annual report, registration statement, report, proxy statement or information statement prepared by Axalto since the Axalto Audit Date, each in the form (including exhibits, annexes and any amendments thereto) filed with or provided to the AMF.

     "Axalto Returns" shall have the meaning set forth in SECTION 5.12.

     "Axalto Shareholders Meeting" shall have the meaning set forth in SECTION 1.1.

     "Axalto Shareholders Meeting Resolutions" shall have the meaning set forth in SECTION 1.1.

     "Axalto Subsidiary" means a Subsidiary of Axalto.

     "Best Efforts" means, as to a Party, an undertaking by such Party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such Party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such Party in connection with the performance or satisfaction of such obligation or duty or other action, (ii) take any action that would be expected to result in a Gemalto Material Adverse Effect, (iii) institute litigation or arbitration as a part of its Best Efforts or (iv) do anything which could contravene fiduciary duties of directors under applicable Laws.

     "Business Day" means a day, other than Saturday, Sunday or any other day on which commercial banks in Paris, France are authorized or required by Law to close.

     "Claims" means all demands, claims, actions or causes of action, assessments, suits, proceedings (including litigation and arbitration proceedings), demands, judgments, losses, obligations, damages (including without limitation diminution in value), liabilities, reasonable costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and disbursements.

     "Closing of the Contribution in Kind" shall have the meaning set forth in
SECTION 2.5.

     "Combination" shall have the meaning set forth in RECITAL E.

     "Combination Agreement" shall have the meaning set forth in the PREAMBLE.

     "Commencement of Executive Period" shall have the meaning set forth in
SECTION 1.3.

     "Completion of the Contribution in Kind" means the issuance by Axalto of the Consideration Shares in the Contribution in Kind.

     "Completion of the Offer" means the date of the first settlement of the French Offer.

     "Confidential Material" shall have the meaning set forth in SECTION 14.1.

     "Confidentiality Agreement" shall have the meaning set forth in SECTION
14.5.

     "Consideration Shares" shall have the meaning set forth in SECTION 2.3.

     "Contract" means any material Agreement, contract, lease, note, bond, mortgage, indenture, consensual obligation, promise, understanding, arrangement, commitment or undertaking which is legally binding, and including any amendment, modification, side letter, supplement or other material Agreement or change with respect to the foregoing provided that the foregoing shall not include approvals of a Governmental Entity.

     "Contribution in Kind" shall have the meaning set forth in SECTION 2.2(b).

     "Contribution Agreements" shall have the meaning set forth in SECTION
2.2(b).

     "Contribution Shares" shall have the meaning set forth in RECITAL D.

     "December Gemplus Board Meeting" shall have the meaning set forth in
SECTION 1.2(a).

     "EC Antitrust Act" shall have the meaning set forth in SECTION 1.5.

     "Encumbrance" means any mortgage, lien, pledge, encumbrance, third party interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Claim or equity of any kind.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Ratio" shall have the meaning set forth in RECITAL E.

     "Executive Period" shall have the meaning set forth in SECTION 1.3.

     "Foreign Investment Laws" means any applicable foreign investment Laws of the United States, the European Union or any of its Members States, or any other competent jurisdiction, including without limitation Article L 151-3 of the French Monetary and Finance Code and Section 721 of the United States Defense Production Act of 1950.

     "French Offer" shall have the meaning set forth in SECTION 3.1.

     "GAAP" means generally accepted accounting principles in the United States.

     "Gemalto Common Stock" means the common stock of Gemalto, par value Eur 1.

     "Gemalto Material Adverse Effect" means a Material Adverse Effect in respect of Gemalto.

     "Gemalto Offering" means an offering of newly issued shares of Gemalto Common Stock.

     "Gemplus" shall have the meaning set forth in the PREAMBLE.

     "Gemplus Audit Date" means December 31, 2004.

     "Gemplus Balance Sheet" means Gemplus' consolidated balance sheet as of December 31, 2004.

     "Gemplus Board Recommendation" shall have the meaning set forth in SECTION 1.2(a).

     "Gemplus Common Stock" means the common stock of Gemplus.

     "Gemplus Compensation and Benefit Plan" means (i) any employee welfare benefit and employee pension benefit plan (including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements and severance pay plans,) (ii) any employment contracts, severance agreements or pay plans, retention incentive agreements and noncompetition agreements, (it being understood that (ii) shall apply only to contracts, agreements or pay plans with
(A) Gemplus' Chief Executive Officer, (B) Gemplus' Chief Operating Officer and
(C) each of the members of Gemplus' senior management team in a direct reporting relationship with Gemplus' Chief Executive Officer) and (iii) other similar plans, agreements and arrangements that are currently in effect as of the date of this Combination Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of Gemplus or any of its Subsidiaries, or with respect to which Gemplus or any of its Subsidiaries may have any material liability.

     "Gemplus Distribution" shall have the meaning set forth in SECTION 2.1(a).

     "Gemplus Executive Officers" means its Chief Executive Officer; Chief Financial Officer; General Counsel; and Director of Strategy and their successors.

     "Gemplus French Subsidiary" means Gemplus S.A., a company incorporated under the laws of the Republic of France and a subsidiary of Gemplus.

     "Gemplus Group" means Gemplus and its Subsidiaries.

     "Gemplus Material Adverse Effect" means a Material Adverse Effect in respect of Gemplus.

     "Gemplus Reports" means each annual report, registration statement, report, proxy statement or information statement prepared by Gemplus since the Gemplus Audit Date, each in the form (including exhibits, annexes and any amendments thereto) filed with or provided to the AMF and the SEC.

     "Gemplus Returns" shall have the meaning set forth in SECTION 6.12.

     "Gemplus Shareholders Meeting" shall have the meaning set forth in SECTION 1.2(c).

     "Gemplus Shareholders Meeting Resolutions" shall have the meaning set forth in SECTION 1.2(c).

     "Gemplus Subsidiary" means a Subsidiary of Gemplus.

     "Governmental Entity" means any national, regional or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, national or international.

     "HSR Act" shall have the meaning set forth in SECTION 1.5.

     "IFRS" means the International Financial Reporting Standards.

     "Intellectual Property" means material trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; material patents, applications for patents, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works whether copyrightable or not, in any jurisdiction; registrations or applications for registration of material copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar material intellectual property or proprietary rights.

     "Knowledge" means, with respect to a particular person and the matter in question, such person's actual knowledge of such matter.

     "Law" means a national, regional, local or international law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, custom (as such term may be construed under Luxembourg law and only as applied to Gemplus) or permit of any Governmental Entity as given interpretation by prevailing doctrine (as such term may be construed under Luxembourg law and only as applied to Gemplus).

     "Lock-Up Period" shall have the meaning set forth in SECTION 9.1(a).

     "Material Adverse Change" means, with respect to Axalto or Gemplus, as the case may be, a material adverse change in the financial condition, properties, business or results of operations of such Party and its respective subsidiaries taken as a whole, excluding any change, event, occurrence, development or state of circumstances to the extent relating to (i) global economic or industry conditions generally; (ii) changes in global financial markets, interest rates, exchange rates or business conditions generally; (iii) any generally applicable change in Law, rule or regulation or IFRS or interpretation of any thereof; (iv) the announcement of the Combination; (v) any actions taken, or expenses incurred, by the Parties or their Affiliates after the execution of, and pursuant to, this Combination Agreement and any ancillary agreements or documents in accordance with their terms and conditions or in relation to the implementation of the Combination; and/or (vi) acts of terrorism or war (whether or not declared) but in the case of (iii) and (vi), only to the extent that such change, event, occurrence, development or state of circumstances does not disproportionately affect such Party, being Axalto or Gemplus as the case may be, as compared to the other, in each case including such Party' respective subsidiaries taken as a whole (it being understood that any such effect will be taken into account for purposes of this definition only to the extent of such disproportion).

     "Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of a Person and its subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of any change or development relating to: (i) global economic or industry conditions generally; (ii) changes in global financial markets or business conditions generally; (iii) any generally applicable change in Law, rule or regulation or GAAP or IFRS or interpretation of any thereof; (iv) the announcement of the Combination; (v) any actions taken, or expenses incurred, by the Parties or their Affiliates after the execution of, and pursuant to, this Combination Agreement and any ancillary agreements or documents in accordance with their terms and conditions or in relation to the implementation of the Combination; (vi) stockholder litigation arising in connection with this Combination Agreement and/or (vii) acts of terrorism or war (whether or not declared) and their consequences on any of the conditions or other matters covered by clauses (i), (ii) and (iii) above.

     "Offer" shall have the meaning set forth in SECTION 3.1.

     "Party" or "Parties" shall have the meanings set forth in the PREAMBLE.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

     "Registrar" means HSBC, Direction des Titre, in its capacity as Teneur de comptes nominatifs.

     "Reiteration of the Gemplus Board Recommendation" shall have the meaning set forth in SECTION 1.2(b).

     "Representatives" shall have the meaning set forth in SECTION 10.5.

     "S1" shall have the meaning set forth in the PREAMBLE.

     "S1 Contribution" shall have the meaning set forth in SECTION 2.2(a).

     "S1 Contribution Agreement" shall have the meaning set forth in SECTION 2.2(a).

     "S1 Shares" shall have the meaning set forth in RECITAL C.

     "S1 Transfer Instruction" shall have the meaning set forth in SECTION
2.2(c).

     "S2" shall have the meaning set forth in the PREAMBLE.

     "S2 Contribution" shall have the meaning set forth in SECTION 2.2(b).

     "S2 Contribution Agreement" shall have the meaning set forth in SECTION 2.2(b).

     "S2 Shares" shall have the meaning set forth in RECITAL D.

     "S2 Transfer Instruction" shall have the meaning set forth in SECTION
2.2(c).

     "SAIT Dividend" means the dividend due and payable by SAIT, Axalto's Chinese joint venture, to the minority shareholder of SAIT in the ordinary course of its operations in the maximum aggregate amount of US$1,900,000.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Securities Laws" shall have the meaning set forth in SECTION 5.4(a).

     "Side Letter Confidentiality Agreement" shall have the meaning set forth in
SECTION 14.5.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly beneficially owned by such Person.

     "Superior Offer" means a written, unsolicited, bona fide and binding offer for fifty percent (50%) or more of the outstanding share capital of Axalto or Gemplus, as applicable, or any Subsidiary of such Party or the assets of such Party and its Subsidiaries, taken as a whole, which proposal has not been made in, or involving any, breach of this Combination Agreement or any other Agreement among one or more of the Parties, provided that the Board of such Party has determined by formal resolution that it has received evidence satisfactory, and in good faith with its financial and outside legal advisors that such proposal, if consummated in accordance with its terms, would result in a transaction more favorable, including from an industrial and corporate interest perspective, to such Party, its shareholders and other applicable constituencies, than the transactions contemplated by this Combination Agreement.

     "Tax" or "Taxes" means any national, regional, local or international taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including any interest, penalties and addition imposed thereon or with respect thereto.

     "US Offer" shall have the meaning set forth in SECTION 3.2.

                                   ARTICLE XIV
                                  MISCELLANEOUS

14.1 Press Release

     The Parties shall issue a joint press release on the date of execution of this Combination Agreement substantially in the form attached hereto as EXHIBIT 14.1.

14.2 Costs and Expenses

     Any and all legal and other costs and expenses incurred in connection with this Combination Agreement and the transactions contemplated hereby, whether such transactions contemplated hereby are consummated or not, shall be paid by the party incurring such costs and expenses unless expressly otherwise agreed upon by the Parties.

14.3 Successors and Assigns

     This Combination Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assignees; provided, however, that no Party will assign its rights or delegate any or all of its obligation under this Combination Agreement without the prior written consent of the other Parties.

14.4 Third Party Beneficiaries

     This Combination Agreement is not intended to confer upon any Person that is not a Party, or its successors or assignees, any rights or remedies hereunder.

14.5 Entire Agreement

     This Combination Agreement, including the exhibits hereto, the Contribution Agreements, the Confidentiality Agreement, dated November 13, 2005 (the "CONFIDENTIALITY AGREEMENT"), and the Side Letter Confidentiality Agreement (the "SIDE LETTER CONFIDENTIALITY AGREEMENT"), dated November 14, 2005, contain the entire agreement among the Parties with respect to the subject matter hereof and there are no Agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein, and the Parties' sole remedy shall lie in contract.

14.6 Severability

     The invalidity or unenforceability of any provision of this Combination Agreement, in whole or in part, shall not effect the validity or enforceability of the other provisions thereof. In such event, the Parties shall, to the extent possible, substitute for such invalid or unenforceable provision a valid or enforceable provision corresponding to the purpose thereof.

14.7 Amendments and Waivers

     This Combination Agreement may not be modified or amended except by an instrument in writing duly signed by each of the Parties. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Combination Agreement on the part of such Party to be performed or complied with; provided, however, that the waiver by any Party of a breach of any term or provision of this Combination Agreement shall not be construed as a waiver of any subsequent breach.

14.8 Notices

     Any notice or communication that is required or that may be given in connection with this Combination Agreement shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail or any similar courier or overnight delivery service, postage prepaid, and shall be deemed given when so received if delivered personally or by telecopy or, if mailed, three (3) calendar days after the date of mailing, as follows:

     If to Axalto:

     Axalto Holding N.V.
     Joop Geesinkweg 541-542
     1096 AX Amsterdam
     Netherlands
     Facsimile: +31 20 562 0686

          Attention: General Counsel

     with a copy (which shall not constitute notice) to:

     Willkie Farr & Gallagher LLP
     21-23 rue de la Ville l'Eveque
     Paris 75008
     France
     Facsimile: +33 1 40 06 96 06

          Attention : Laurent Faugerolas
                      Stephane Sabatier

     If to Gemplus:

     Gemplus International S.A.
     46a avenue JF Kennedy
     2nd Floor
     L-1855 Luxemburg
     Luxemburg
     Facsimile: +41 22 54 45 020

          Attention: General Counsel

     with a copy (which shall not constitute notice) to:

     Hogan & Hartson MNP
     69 avenue Franklin D. Roosevelt
     Paris 75008
     France
     Facsimile: +33 1 55 73 23 10

          Attention: William J. Curtin III
                     Jean-Marc Franceschi

     If to S1:

     TPG Advisors III, Inc.
     301 Commerce Street, Suite 3300
     Fort Worth, TX 76102
     USA
     Facsimile: +1 817 850 4080

          Attention: David Spuria

     with a copy (which shall not constitute notice) to:

     Cleary Gottlieb Steen & Hamilton LLP
     City Place House
     55 Basinghall Street
     London EC2V 5EH
     England
     Facsimile: +44 20 7600 1698

          Attention: Simon Jay

     If to S2:

     Dr. Johannes Fritz
     Seedamm-Vermogensverwaltungs GmbH
     Gunther-Quandt-Haus
     Seedammweg 55
     61352 Bad Homburg
     Germany
     Facsimile: +49 6172 404-403

     with a copy (which shall not constitute notice) to:

     Dr. Claus-Michael Denk
     Seedamm-Vermogensverwaltungs GmbH
     Gunther-Quandt-Haus
     Seedammweg 55
     61352 Bad Homburg
     Germany
     Facsimile: +49 6172 404-403

     Any Party may change its address for notices specified above by notice to the other Parties in accordance with this SECTION 14.8.

14.9 Governing Law

     This Combination Agreement shall be governed by and construed in accordance with the laws of the Republic of France.

14.10 Dispute Resolution

     Any and all disputes arising out of or in connection with this Combination Agreement shall be finally settled under the then-prevailing Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the Rules. The venue of the arbitration shall be Geneva (Switzerland) and the language shall be English. The arbitrators shall not act in amiable composition.

     IN WITNESS WHEREOF, this Combination Agreement has been executed in four
(4) original copies in Amsterdam, The Netherlands, by or on behalf of each of the Parties as of the day first above written.

AXALTO HOLDING N.V.                     T3 PARTNERS, L.P.

                                        By: TPG ADVISORS III, INC.,
By: /s/ Olivier Piou                        its General Partner
    ---------------------------------
Name: Olivier Piou
Title: Chief Executive Officer          By: /s/ David Spuria
                                            ------------------------------------
                                        Name: David Spuria
                                        Title: Authorized Representative


GEMPLUS INTERNATIONAL S.A.              TPG GIANT, LLC

                                        By: TPG ADVISORS III, INC.,
By: /s/ Alex Mandl                          its Managing Member
    ---------------------------------
Name: Alex J. Mandl
Title: Chief Executive Officer          By: /s/ David Spuria
                                            ------------------------------------
                                        Name: David Spuria
                                        Title: Authorized Representative


ACTON 1. BETEILIGUNGS GMBH              TPG PARTNERS III, L.P.
ACTON 3. BETEILIGUNGS GMBH
JOHANNA QUANDT                          By: TPG ADVISORS III, INC.,
STEFAN QUANDT                               its General Partner


By: /s/ Johannes Fritz                  By: /s/ David Spuria
    ---------------------------------       ------------------------------------
    Dr. Johannes Fritz                  Name: David Spuria
    Attorney-in-Fact                    Title: Authorized Representative


ACTON 2. BETEILIGUNGS GMBH


By: /s/ Johannes Fritz
    ---------------------------------
    Dr. Johannes Fritz
    Managing Director